Exhibit 4.3

WARRANT AMENDMENT AND AGREEMENT FOR FULL EXERCISE

This Warrant Amendment and Agreement for Full Exercise (this “Agreement”) is dated as of December [  ], 2018, by and between Virginia Partners Bank, a Virginia state-chartered bank (the “Bank”), and Kenneth R. Lehman (the “Investor”).

RECITALS

WHEREAS, the Investor holds the Series B Common Stock Purchase Warrant, issued December 20, 2016 (the “Original Series B Warrant”), to purchase shares of common stock, par value $5.00 per share (the “Common Stock”), of the Bank; and

WHEREAS, concurrent with entry into this Agreement, the Bank and Delmar Bancorp, a Delaware corporation (“Delmar”), are entering into the Agreement and Plan of Share Exchange, dated as of December [  ], 2018 (the “Share Exchange Agreement”), pursuant to which Delmar will acquire the Bank via a share exchange (the “Share Exchange”) and as a result of which the Bank will continue in existence as a wholly owned first tier subsidiary of Delmar; and

WHEREAS, it is a condition to the obligations of both the Bank and Delmar under the Share Exchange Agreement that the Investor shall have entered into an agreement (i) to amend the Original Series B Warrant to increase the Exercise Price (as defined therein) to $12.75 and (ii) to obligate the Investor to exercise the Original Series B Warrant, as amended, in full on the first business day immediately following the effectiveness of the Share Exchange; and

WHEREAS, the Investor is a shareholder and director of both the Bank and Delmar and desires the consummation of the Share Exchange.

NOW, THEREFORE, the Bank and the Investor hereby agree as follows:

ARTICLE 1:

AMENDMENT OF ORIGINAL SERIES B WARRANT

1.1          The Original Series B Warrant is hereby amended and restated in its entirety in the form of Exhibit A hereto (the “Amended Series B Warrant”).

1.2          The Investor acknowledges receipt of an executed copy of the Amended Series B Warrant. The Bank and the Investor acknowledge that, subject to Section 4.8 of this Agreement, the Amended Series B Warrant supersedes and replaces the Original Series B Warrant in its entirety and that the Original Series B Warrant is null and void.

1.3          Each of the Bank and the Investor acknowledge the receipt and the adequacy of good and valuable consideration for its or his entry into this Agreement.

ARTICLE 2:

FULL EXERCISE OF WARRANT

2.1          The Investor hereby agrees to exercise fully the Amended Series B Warrant for the purchase of all Warrant Shares (as defined in the Amended Series B Warrant, the “Warrant

Shares”) pursuant to the terms of the Amended Series B Warrant on the Exercise Date (as defined in the Amended Series B Warrant, the “Exercise Date”).

2.2          The Investor shall dispose of the Warrant Shares only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. The Investor shall not transfer the Warrant Shares to an affiliate such that after such transfer the Bank and another depository institution are “commonly controlled” by a “Company,” as such terms are used in 12 USC 1815(e)(8), unless such transfer is part of a transaction that is approved by the Bank’s stockholders.

ARTICLE 3:

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants, as of the date hereof and as of the Exercise Date to the Bank as follows:

3.1          Investment Intent. The Investor is agreeing to amend the Original Series B Warrant and acquiring the Warrant Shares (the Warrant Shares together with either the Original Series B Warrant or the Amended Series B Warrant, as applicable, the “Securities”) as principal for his own account and not with a view to or for distributing or reselling the Securities or any part thereof, provided, that by making the representations herein, other than as set forth herein, the Investor does not agree to hold any of the Securities for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of the Warrant Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. The Investor does not presently have any agreement, plan or understanding, directly or indirectly, with any person or entity to distribute or effect any distribution of any of the Warrant Shares to or through any person or entity.  The Investor is not “acting in concert” (as that term is defined in 12 C.F.R. §225.41) with any other person or entity in acquiring the Warrant Shares.  The Investor understands that the Bank is relying upon the representations and warranties herein for the purpose of determining whether the contemplated transactions meet the requirements of certain exemptions under the Securities Act.

3.2          Investor Status. At the time the Investor was offered the Securities, he was, and at the date hereof he is, and as of the Exercise Date he will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

3.3          Reliance. The Bank is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to (i) any regulatory authority having jurisdiction over the Bank and its affiliates and (ii) any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby, in each case, to the extent required by any court or governmental authority to which the Bank is subject, provided that the Bank provides the Investor with prior written notice of such disclosure.

3.4          No Projections.  The Investor understands and acknowledges that the future operating results or financial performance of the Bank, and the value of the Securities, are impossible to predict, and acknowledges and agrees that no representation of any kind whatsoever has been made by the Bank or any of its affiliates with respect to the future operating results or financial performance of the Bank, or the value of the Securities, and that any such representation with respect to such matters (including any financial or statistical projections, budgets or pro forma financial statements for any future period), if made or provided, has not been relied upon by Investor in making his investment in the Bank.

3.5          Experience and Financial Capability of the Investor. The Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Investor has the financial capability to consummate the transactions contemplated hereby on the terms and conditions contemplated by this Agreement and is able to bear indefinitely the economic risk of an investment in the Securities.

3.6          Access to Information. The Investor acknowledges that he has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, management and other representatives of the Bank concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities and any such questions have been answered to the Investor’s reasonable satisfaction; (ii) access to information about the Bank and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable him to evaluate his investment; and (iii) the opportunity to obtain such additional information that the Bank possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

3.7          Independent Investment Decision. The Investor has independently evaluated the merits of his decision to acquire the Securities. The Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Bank to the Investor in connection with the acquisition of the Securities constitutes legal, regulatory, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as he, in his sole discretion, has deemed necessary or appropriate in connection with his acquisition of the Securities.

3.8          No Governmental Review. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities. The Investor understands that the Securities are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”), including the FDIC’s Deposit Insurance Fund, or any other governmental agency.

3.9          Residency. The Investor is a resident of either the Commonwealth of Virginia or the State of California.

3.10        Regulatory Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental entity or authority or any other person or entity in respect of any law or regulation is necessary or required, and no lapse of a waiting period under law applicable to the Investor is necessary or required, in each case in connection with the execution, delivery or performance by the Investor of this Agreement or the acquisition of the Securities contemplated hereby.

3.11        Limited Trading Market. The Investor acknowledges that there is a limited trading market for the Common Stock.

3.12        Financial Capability. The Investor and/or his spouse has, and as of the Exercise Date will have, immediately available cash funds sufficient to pay the aggregate Exercise Price of the Amended Series B Warrant and consummate the transactions contemplated hereby on the terms and conditions contemplated by this Agreement.

ARTICLE 4:

MISCELLANEOUS

4.1          Amendments; Waivers.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing, expressly stating an intention to amend the Agreement, and signed by an officer or a duly authorized representative of such party.

4.2          Successors and Assigns.  No party may assign their rights or delegate their duties under this Agreement without the prior written consent of the other.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns, and, in the case of the Investor, his heirs.

4.3          No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Investor, his heirs, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

4.4          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby).

4.5          Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

4.6          Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

4.7          Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investor and the Bank may be entitled to specific performance of this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

4.8          Termination. This Agreement will terminate automatically upon, and concurrent with, the termination of the Share Exchange Agreement pursuant to Article VII thereof (a “Share Exchange Termination”). The Bank will promptly notify the Investor in writing of any Share Exchange Termination. Upon termination of this Agreement (whether or not the Investor has received notice of a Share Exchange Termination), the amendment of the Original Series B Warrant pursuant to Article I of this Agreement shall automatically be deemed rescinded, the Amended Series B Warrant will be null and void, and the legal effectiveness of the Original Series B Warrant shall be reinstated in full and the Original Series B Warrant shall supersede and replace the Amended Series B Warrant.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Virginia Partners Bank.

By:	/s/ Lloyd B. Harrison III
Name: Lloyd B. Harrison III
Title: President and Chief Executive Officer

Investor

/s/ Kenneth R. Lehman
Kenneth R. Lehman

EXHIBIT A: Form of Amended Series B Warrant

[Signature Page to Warrant Amendment and Agreement for Full Exercise]

EXHIBIT A

Form of Amended Series B Warrant

Ex. A-1